EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Richmond Mutual Bancorporation, Inc. 2020 Equity Incentive Plan of our reports dated March 30, 2020, on our audits of the consolidated financial statements and financial statement schedules of Richmond Mutual Bancorporation, Inc. as of December 31, 2019 and 2018, and for each of the two years ended December 31, 2019, which reports are included in the Annual Report on Form 10-K of Richmond Mutual Bancorporation, Inc. for the year ended December 31, 2019.

/s/ BKD LLP

Indianapolis, Indiana
September 17, 2020